UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 22, 2026

Specificity, Inc.

(Exact name of registrant as specified in its charter)

Nevada	85-4017786
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

8429 Lorraine Rd., Suite 377 Lakewood Ranch	34202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 364-4744

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related  Audit Report or Completed Interim Review

(a)  On May 15, 2026, the Company identified certain errors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In connection with the identification of these errors, the Company delayed the completion of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and filed a Form 12b-25 (Notice of Late Filing) with the Securities and Exchange Commission to provide notice of such delay to the SEC and its shareholders.

Based upon our current understanding, we believe that the underlying error was due to an inadvertent failure by management to obtain and review certain bank and credit card statements associated with accounts opened in mid-December 2025. Based upon the Company’s preliminary analysis of bank and credit card transactions processed as part of this correction there is an approximate understatement of expenses of $83,422, an understatement of revenues of $2,500, an understatement of liabilities of $121,122, an overstatement of additional paid in capital of $40,000, and an understatement of cash of $202. This correction is isolated to mid-December 2025 when the accounts were opened up and as such the Company believes that these errors have no effect upon the operating results for the quarterly reporting periods during 2025.

The Company is concurrently preparing amendment on Form 10-K/A for the year ended December 31, 2025 and completing its quarterly report on Form 10-Q for the three months ended March 31, 2026. The Company intends to file both financial reports as soon as practical.

The Company’s Board of Directors and senior management has discussed this matter with the Company’s independent registered public accounting firm, CM3 Advisory. The restatement amounts are subject to completion of CM3Advisory review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Specificity, Inc.

Date: May 22, 2026	By:	/s/ Jason Wood
	Name:	Jason Wood
	Title:	Chairman of the Board of Directors, & Chief Executive Officer (Principal Executive Officer)

Date: May 22, 2026	By:	/s/ Jason Wood
	Name:	Jason Wood
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)